Exhibit 99.1

Voya Financial Announces Third-Quarter 2019 Results

Third-quarter 2019 net income available to common shareholders of $0.74 per diluted share
Third-quarter 2019 adjusted operating earnings1 of $0.81 per diluted share, after tax; Normalized for the following items, third-quarter 2019 adjusted operating earnings were $1.36 per diluted share, after tax:

•
$(0.63) per diluted share, after tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking, which was largely driven by unfavorable annual assumption updates in Individual Life; and

•	$0.08 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations.
Voya completes $290 million of share repurchases during the third quarter of 2019; Voya has repurchased $936 million of common stock year-to-date
Board of directors authorizes the repurchase of an additional $800 million of Voya common stock — new authorization expires on Dec. 31, 2020

NEW YORK, Nov. 5, 2019 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the third quarter of 2019.

“During the third quarter, we made further progress on our growth plans and generated normalized third-quarter 2019 adjusted operating earnings of $1.36 per diluted share," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “For the nine months ended Sept. 30, 2019, we generated normalized adjusted operating earnings of $3.87 per diluted share, which is up 11% compared with the prior period and — combined with our expectations for the fourth quarter — means we fully expect to achieve our target of at least 10% annual adjusted operating earnings per share growth, on a normalized basis, in 2019.

"During the third quarter, we generated organic growth in each of our core businesses as a result of our strategic focus on delivering valuable and differentiated solutions to our workplace and institutional clients. Specifically, we achieved $10 billion of Retirement full-service recurring deposits for the trailing 12 months ended Sept. 30, 2019; Investment Management generated $1.3 billion in positive net flows (excluding divested annuities) in the third quarter of 2019 due to
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

both positive institutional and retail net flows; and Employee Benefits grew in-force premiums by 12% compared with the third quarter of 2018.

"We continued to drive greater shareholder value, in part by advancing our capital management initiatives in the third quarter. With the additional shares we repurchased during the third quarter, Voya has now repurchased $936 million of its common stock in 2019 and, in total, we have returned approximately $6 billion of capital to our shareholders through share repurchases and dividends. We continue to prioritize share buybacks for our use of excess capital and we are pleased to have received a new share repurchase authorization from the board of directors to repurchase an additional $800 million of Voya's common stock. Additionally, in the fourth quarter of 2019, we completed a significant reserve financing that will free up approximately $200 million in excess capital, which is part of our plan to generate at least $1 billion in free cash flow from our Individual Life business between 2019 and 2024.

"Finally, we made additional progress toward achieving our cost-savings targets and further reduced stranded costs associated with last year's sale of substantially all of Voya's individual annuities business. Our cost savings initiatives are on track and, given the strong progress we are making, we now expect to achieve run-rate cost savings of at least $250 million by the end of 2020.

"Collectively, our plans to drive organic growth, effectively manage capital, and achieve cost savings are delivering notable outcomes and will enable us to achieve our target of at least 10% annual adjusted operating earnings per share growth over the next three years, on a normalized basis,” added Martin.

THIRD-QUARTER 2019 SUMMARY

	Three Months Ended
	September 30, 2019		September 30, 2018
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$106	$0.74	$142	$0.87
Adjusted operating earnings, after tax	$115	$0.81	$139	$0.84
Normalized adjusted operating earnings, after tax	$195	$1.36	$220	$1.34
Common book value		$73.73		$52.22
Common book value, excluding AOCI		$47.79		$47.28
Weighted avg common shares outstanding (in millions):
Basic	138		160
Diluted	144		164

Net income available to common shareholders in the third quarter of 2019 was $106 million, or $0.74 per diluted share, compared with $142 million, or $0.87 per diluted share, in the third quarter of 2018. The decline reflects lower prepayment fees and alternative investment income in the third quarter of 2019. One-time expense items in Retirement, unfavorable mortality in Individual Life, and a loss on early extinguishment of debt also contributed to the decline.

Adjusted operating earnings in the third quarter of 2019 were $115 million, or $0.81 per diluted share, after tax, down from $139 million, or $0.84 per diluted share, after tax, in the third quarter of 2018. Third-quarter 2019 results included $92 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $12 million, after tax, above the company's long-term expectations. Third-quarter 2018 results included $114 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $33 million, after tax, above the company's long-term expectations. In addition, third-quarter 2019 results included $6 million of higher favorable tax adjustments due to true-ups of prior estimates compared with the third quarter of 2018.

Normalized adjusted operating earnings (which excludes DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income above or below the company's long-term expectations) in the third quarter of 2019 were $195 million, or $1.36 per diluted share, after tax, compared with $220 million, or $1.34 per diluted share, after tax, in the third quarter of 2018. Higher normalized adjusted operating earnings in Employee Benefits were more than offset by lower normalized adjusted operating earnings in Retirement and Individual Life. On a per-share basis, the increase reflects the company's share repurchases.

THIRD-QUARTER 2019 HIGHLIGHTS

•	Business results:

◦
Retirement reported third-quarter 2019 adjusted operating earnings of $117 million. Normalized adjusted operating earnings were $141 million. For the trailing 12 months (TTM) ended Sept. 30, 2019, full-service recurring deposits increased 9% to $10.0 billion compared with the TTM ended Sept. 30, 2018. Total full-service net inflows in the third quarter of 2019 were $1,272 million, driven by positive net flows in both Corporate and Tax-Exempt Markets. The third quarter of 2019 also marked the 24th consecutive quarter of positive net flows in Corporate Markets. Total full-service net inflows for the TTM ended Sept. 30, 2019 were $3.2 billion.

◦
Investment Management reported third-quarter 2019 adjusted operating earnings of $46 million. Normalized adjusted operating earnings were $45 million. Institutional net flows were $332 million in the third quarter of 2019 and $2.9 billion for the TTM ended Sept. 30, 2019. The third quarter of 2019 marked the 15th consecutive quarter of positive institutional net flows. Retail net flows (including sub-advisor replacements and excluding divested annuities) were $1,010 million in the third quarter of 2019, reflecting strong fixed income net flows.

◦
Employee Benefits reported record adjusted operating earnings of $57 million in the third quarter of 2019, reflecting a total aggregate loss ratio of 71.0% for the TTM ended Sept. 30, 2019. Normalized adjusted operating earnings were $56 million. In the third quarter of 2019, annualized in-force premiums were $2.1 billion, up 12% compared with the third quarter of 2018, reflecting strong growth in all products, particularly in the Voluntary business.

•	Capital management:

◦	In the third quarter of 2019, Voya completed an additional $290 million of share repurchases.

◦	The board of directors recently authorized an additional $800 million in share repurchases; new authorization expires on Dec. 31, 2020.

◦
Voya had excess capital of $471 million as of Sept. 30, 2019, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined RBC ratio. As of Sept. 30, 2019, Voya’s estimated RBC ratio was 450%.

◦
Early in the fourth quarter of 2019, Voya completed a significant reserve financing that will free up approximately $200 million in excess capital, in line with the company's plan to generate at least $1 billion in free cash flow from its Individual Life business.

•	Total company assets under management and administration were $568 billion as of Sept. 30, 2019.

SEGMENT DISCUSSIONS
The following segment discussions compare the third quarter of 2019 with the third quarter of 2018, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $117 million, compared with $253 million. The decrease primarily reflects:

•
$29 million of negative DAC/VOBA and other intangibles unlocking in the third quarter of 2019 compared with $50 million of positive DAC/VOBA and other intangibles unlocking in the third quarter of 2018;

•
$25 million of lower investment income largely due to lower prepayment fee and alternative investment income — prepayment fee and alternative investment income (on a pre-DAC basis) were, in aggregate, $5 million above the company's long-term expectations in the third quarter of 2019 and $27 million above long-term expectations in the third quarter of 2018; and

•	$33 million of higher administrative expenses, including $11 million of one-time adjustments to prior period expense deferrals as well as higher pension costs and volume-related expenses.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	9/30/2019	6/30/2019	9/30/2018
Retirement — Full Service
Full Service recurring deposits	$10,029	$9,761	$9,164

	Three months ended	Three months ended	Three months ended
($ in millions)	9/30/2019	6/30/2019	9/30/2018
Retirement
Total client assets	$407,810	$401,756	$434,862

Retirement — Full Service
Full Service recurring deposits	$2,535	$2,518	$2,267
Full Service net flows	$1,272	$(19)	$99
Full Service client assets	$135,528	$133,726	$128,641

For the TTM ended Sept. 30, 2019, Retirement full-service recurring deposits grew 9% compared with the prior period to $10.0 billion and reflect growth in both Small-Mid Corporate and Tax-Exempt Markets.

Retirement total client assets for the three months ended Sept. 30, 2019, were $408 billion, up 2% compared with the three months ended June 30, 2019.

Investment Management
Investment Management adjusted operating earnings were $46 million, compared with $48 million. The decline primarily reflects:

•	$2 million of higher fee-based margin driven by higher Institutional fees from positive net flows; and

•
$3 million of lower investment capital revenues primarily due to higher private equity earnings in the third quarter of 2018 (third-quarter 2019 investment capital results were in-line with the company's long-term expectations).

($ in millions)	3Q 2019	2Q 2019	3Q 2018
Investment Management AUM
External clients	$160,926	$158,305	$154,553
General account	56,336	55,921	55,862
Total	$217,262	$214,226	$210,415

Investment Management Net Flows
Institutional	$332	$772	$1,392
Retail (including sub-advisor replacements)	1,010	317	(315)
Total (excluding divested annuities)	$1,342	$1,089	$1,077
Divested annuities outflows	(621)	(616)	(600)
Total	$721	$473	$477

During the third quarter of 2019, Investment Management net flows (excluding divested annuities) of $1,342 million included $332 million in institutional net inflows (primarily from fixed income asset classes and a CLO issuance) and $1,010 million in retail net inflows (primarily from expanded distribution of Voya's fixed income asset classes).

Total Investment Management AUM was $217 billion as of Sept. 30, 2019. The increase from June 30, 2019 and Sept. 30, 2018, primarily reflects higher equity markets and total net flows.

Employee Benefits
Employee Benefits adjusted operating earnings were $57 million, up from $50 million. The increase primarily reflects:

•	$24 million of higher underwriting results primarily driven by growth in the Voluntary block as well as improvement in the loss ratios for Group Life; and

•	$10 million of higher administrative expenses to support growth in the business.

($ in millions)	3Q 2019	2Q 2019	3Q 2018
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$715	$715	$654
Stop Loss	1,037	1,045	953
Voluntary	392	392	309
Total	$2,144	$2,152	$1,916

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	9/30/2019	6/30/2019	9/30/2018
Total Aggregate Loss Ratio	71.0%	71.6%	73.1%

Compared with the third quarter of 2018, total Employee Benefits in-force premiums increased 12% to $2.1 billion, reflecting strong growth in all products, particularly in the Voluntary business. The Total Aggregate Loss Ratio improved to 71.0% for the TTM ended Sept. 30, 2019, at the bottom of the company's target range of 71% to 74%.

Individual Life
Individual Life (which ceased new sales on Dec. 31, 2018) had adjusted operating earnings of $(33) million, compared with $(134) million. The improvement primarily reflects:

•	$112 million of lower negative DAC/VOBA and other intangibles unlocking, primarily due to changes in reinsurance costs in 2018 that did not reoccur;

•
$1 million of lower investment income, including prepayment fee and alternative investment income that were, in aggregate, $9 million (on a pre-DAC basis) above the company's long-term expectations in the third quarter of 2019; and

•
$17 million lower net underwriting gain (loss) (including DAC/VOBA and other intangibles amortization) due to unfavorable mortality driven by higher severity on both the interest and non-interest sensitive blocks; and

•	$4 million of lower administrative expenses due to the discontinuance of new sales.

Corporate
Corporate adjusted operating losses were $62 million compared with losses of $54 million. Third-quarter 2018 results benefited from $4 million of higher positive DAC/VOBA and other intangible unlocking. In addition, higher preferred stock dividends as well as lower investment margin in the company's retained annuities business offset lower administrative expenses and interest expenses in the third quarter of 2019.

Share Repurchases
During the third quarter of 2019, Voya completed $40 million of the previously announced accelerated share repurchase agreement entered into with a third-party to repurchase an aggregate of $200 million of Voya’s common stock. Under this agreement, a total of approximately 3.66 million shares of common stock were repurchased.

Also during the third quarter, Voya repurchased 4,926,775 shares of its common stock through open market repurchases at an average price per share of $50.74 for an aggregate purchase price of approximately $250 million.

As of Sept. 30, 2019, Voya has repurchased approximately $936 million of common stock year-to-date.

Voya announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $800 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $800 million share repurchase authorization expires on Dec. 31, 2020 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

With the new repurchase authorization, Voya has approximately $850 million remaining under its share repurchase authorizations.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wed., Nov. 6, 2019, at 10 a.m. ET, to discuss the company’s third-quarter 2019 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Nov. 6, 2019.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.5 billion in revenue in 2018. The company had $568 billion in total assets under management and administration as of Sept. 30, 2019. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the

Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings and severance and other expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking;

•
The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis, but excluding such amounts attributable to prepayment fees and alternative income in the Corporate Segment, and

•
For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of the fixed and variable annuities businesses that we sold to VA Capital LLC on June 1, 2018, including the transition services on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A")- Trends and Uncertainties" in the Annual Report on Form 10-K for the year ended Dec. 31, 2018, which we filed with the Securities and Exchange Commission on Feb. 22, 2019 and "MD&A- Trends and Uncertainties" in our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2019, which we expect to file with the Securities and Exchange Commission on or before Nov. 12, 2019.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	9/30/2019				9/30/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$106	$0.74			$142	$0.87
Less: Preferred stock dividends			(14)	(0.10)			—	—
Net Income (loss) available to Voya Financial, Inc.			120	0.83			142	0.87
Plus: Net income (loss) attributable to noncontrolling interest			19	0.13			23	0.14
Net Income (loss)			139	0.97			165	1.01
Less: Income (loss) from discontinued operations, net of tax			—	—			—	—
Income (loss) from continuing operations	143	4	139	0.97	186	21	165	1.01
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	17	4	13	0.09	11	2	9	0.05
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(19)	(4)	(15)	(0.10)	14	3	11	0.07
Income (loss) related to businesses exited through reinsurance or divestment	27	6	21	0.14	—	—	—	—
Net income (loss) attributable to noncontrolling interest	19	—	19	0.13	23	—	23	0.14
Income (loss) on early extinguishment of debt	(12)	(3)	(9)	(0.07)	—	—	—	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	—	—	—	—	—	—	—	—
Dividend payments made to preferred shareholders	14	—	14	(0.10)	—	—	—	—
Other adjustments (2)	(28)	(9)	(19)	(0.14)	(25)	(8)	(17)	(0.09)
Adjusted operating earnings	125	10	115	0.81	163	24	139	0.84
Less Adjustments
DAC, VOBA and other intangibles unlocking	(116)	(24)	(92)	(0.63)	(144)	(30)	(114)	(0.70)
Prepayment fees and alternative investment income above (below) long-term expectations	15	3	12	0.08	42	9	33	0.20
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	—	—	—	—
Normalized adjusted operating earnings	$226	$31	$195	$1.36	$265	$45	$220	$1.34
(1) The normalized adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Year-to-Date
	Year-to-Date
(in millions USD, except per share)	9/30/2019				9/30/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$396	$2.67			$754	$4.39
Less: Preferred stock dividends			24	(0.16)			—	—
Net Income (loss) available to Voya Financial, Inc.			420	2.83			754	4.39
Plus: Net income (loss) attributable to noncontrolling interest			43	0.29			81	0.48
Net Income (loss)			463	3.12			835	4.87
Less: Income (loss) from discontinued operations, net of tax			(82)	(0.55)			457	2.66
Income (loss) from continuing operations	618	73	545	3.67	448	70	378	2.21
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	95	20	75	0.50	(90)	(19)	(71)	(0.42)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(30)	(6)	(24)	(0.16)	2	—	2	0.01
Income (loss) related to businesses exited through reinsurance or divestment	8	2	6	0.04	(53)	(11)	(42)	(0.24)
Net income (loss) attributable to noncontrolling interest	43	—	43	0.29	81	—	81	0.48
Income (loss) on early extinguishment of debt	(12)	(3)	(9)	(0.06)	(3)	(1)	(2)	(0.01)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	66	14	52	0.35	—	—	—	—
Dividend payments made to preferred shareholders	24	—	24	(0.16)	—	—	—	—
Other adjustments (2)	(173)	(45)	(128)	(0.85)	(53)	7	(60)	(0.35)
Adjusted operating earnings	597	91	506	3.41	564	93	471	2.74
Less Adjustments
DAC, VOBA and other intangibles unlocking	(116)	(24)	(92)	(0.61)	(243)	(51)	(192)	(1.12)
Prepayment fees and alternative investment income above (below) long-term expectations	29	6	23	0.15	65	14	51	0.30
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	15	3	12	0.07
Normalized adjusted operating earnings	$684	$109	$575	$3.87	$727	$127	$600	$3.48
(1) The normalized adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Fully Diluted Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions USD)	9/30/2019	9/30/2018	9/30/2019	9/30/2018

Fully Diluted weighted average shares outstanding	144	164	149	172
Dilutive effect of the exercise or issuance of stock based awards	—	—	—	—
Weighted average common shares outstanding - diluted	144	164	149	172

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of September 30, 2019	As of September 30, 2018

Book value per common share, including AOCI	$73.73	$52.22
Per share impact of AOCI	(25.94)	(4.94)
Book value per common share, excluding AOCI	$47.79	$47.28

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	9/30/2019	6/30/2019	9/30/2018

Adjusted Operating revenues	$167	$163	$168
Adjusted operating expenses	(121)	(122)	(120)
Adjusted operating earnings before income taxes	$46	$41	$48
Adjusted operating margin	27.4%	25.3%	28.9%

Adjusted Operating revenues	$167	$163	$168
Less:
Investment Capital Results	5	7	8
Adjusted operating revenues excluding Investment Capital	162	156	160
Adjusted operating expenses	(121)	(122)	(120)
Adjusted operating earnings excluding Investment Capital	$41	$34	$40
Adjusted operating margin excluding Investment Capital	25.0%	21.9%	25.4%

Adjusted Operating revenues	$167	$163	$168
Less:
Investment Capital Results above (below) long-term expectations	—	2	3
Adjusted operating revenue related to annuities businesses sold on June 1, 2018	—	—	—
Normalized adjusted operating revenues	167	161	165
Adjusted operating expenses	(121)	(122)	(120)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$45	$39	$45
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	27.3%	24.4%	27.6%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.